Exhibit 10.2

CONFIDENTIAL SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE

This Confidential Settlement Agreement and Mutual General Release (“Agreement”), dated this 31st day of May, 2007, is made and entered into by and between PLAINTIFF/COUNTER-DEFENDANT ALLENDALE PHARMACEUTICALS, INC. (“Allendale”), THIRD-PARTY DEFENDANT TODAY’S WOMENCARE COMPANY, and DEFENDANT/COUNTER-CLAIMANT RADIANT TECHNOLOGIES, INC. (“Radiant”).

I. DEFINITIONS

The following terms as used in this Agreement shall be defined as set forth below:

1. All references to “Allendale” shall refer to Plaintiff/Counter-Defendant Allendale Pharmaceuticals, Inc., its predecessors, successors, parents, subsidiaries, affiliated entities, assigns, divisions, directors, officers, shareholders, agents, employees, attorneys and representatives including, but not limited to, Today’s WomenCare Company and Synova Healthcare Group, Inc. (“Synova”).

2. All references to “Radiant” shall refer to Defendant/Counter-Claimant Radiant Technologies, Inc., its predecessors, successors, parents, subsidiaries, affiliated entities, assigns, divisions, directors, officers, shareholders, agents, employees, attorneys and representatives including, but not limited to, Pathfinder Management, Inc.

3. All references to “Party” or “Parties” shall refer to “Allendale” and “Radiant” as defined above.

4. All references to the “Lawsuit” shall refer to the matter captioned Allendale Pharmaceuticals, Inc. v. Radiant Technologies, Inc., et al., bearing Docket No. 06 CV 3465, filed in the United States District Court for the Southern District of New York.

II. RECITALS

WHEREAS Allendale and Radiant entered into an agreement dated March 9, 2004 entitled, “Exclusive Distribution and Services Agreement” (the “Distribution Agreement”); and

WHEREAS Allendale and Radiant entered into an agreement dated March 9, 2004 entitled, “Loan and Credit Agreement” (the “Loan and Credit Agreement”); and

WHEREAS Allendale and Radiant entered into an agreement dated March 9, 2004 entitled, “Common Stock Purchase Agreement” (“Stock Purchase Agreement”); and

WHEREAS Allendale filed the Lawsuit against Radiant on May 5, 2006 asserting a breach of contract claim (Count I), a breach of the Covenant of Good Faith and Fair Dealing claim (Count II), and a claim for Declaratory Judgment (Count III); and

WHEREAS Radiant filed an Answer, Counterclaim, and Third-Party Complaint to the Lawsuit on July 24, 2006 asserting in its Counterclaim a breach of contract claim (Count I), a claim for Declaratory Judgment (Count II), and a claim for breach of the Loan and Credit Agreement (Count III); and

WHEREAS Allendale filed an Answer to Radiant’s Counterclaim and Third-Party Complaint on August 14, 2006; and

WHEREAS on January 12, 2007, Synova acquired Allendale by merger; and

WHEREAS the Parties have agreed to amicably resolve all their differences arising from and related to the Lawsuit.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, and in consideration of the foregoing recitals and of the mutual covenants and agreements contained herein, and intending to be legally bound, the Parties do hereby covenant and agree as follows:

III. AGREEMENT TERMS

A.	Payment of Settlement Amount, Transfer of Stock and Assignment/Conveyance of Accounts Receivable

1. Subject to the other conditions and limitations contained herein, Synova, on behalf of Allendale, shall cause to be transferred to Radiant one million (1,000,000) shares of Synova common stock, which transfer of stock shall occur within ten (10) business days of the execution of this Agreement. The parties acknowledge that Radiant’s has the right to receive 145,422 shares of Synova common stock in conjunction with the January 12, 2007 merger of Allendale with and into a wholly owned subsidiary of Synova, and further acknowledge that nothing in this Agreement shall have any affect on Radiant’s said current stock ownership.

2. Allendale shall pay Radiant the sum of $100,000.00 (“Settlement Payment Amount”). Said Settlement Payment Amount in the form of a check made payable to “Radiant Technologies, Inc.” shall be forwarded to Radiant upon the execution of this Agreement.

3. Radiant shall transfer, assign and/or convey to Synova, together with all rights to Today® Product returns authorized by Radiant or Allendale or both, all accounts receivable with retailers associated with the sale of said Products outstanding as of April 25, 2007, which accounts receivable totaled approximately $779,000 pursuant to Radiant’s books. Radiant shall provide Synova with written proof and confirmation of the transfer, assignment and/or conveyance of said outstanding accounts receivable, in whatever form is acceptable to the respective retailers, within ten (10) days of the execution of this Agreement, or as soon thereafter as is reasonable based upon delays caused by the retailer accounts. Further, within three (3) days of collecting any monies involving the outstanding accounts receivable described in this Paragraph 3, Radiant shall promptly transfer said monies to Synova.

4. Allendale agrees to indemnify and hold harmless Radiant for any claims brought by retail customers for product liability, product defects, recalls, retailer credits, or allowances for returns or in store promotions, or any other claims or charges asserted by retail customers in connection with those accounts being transferred, assigned and/or conveyed to Allendale by Radiant pursuant to this Agreement, but only to the extent such claims are not covered by the Parties’ insurance policies. Further, it is agreed that Allendale has no obligation to indemnify and hold harmless Radiant as to any claims that result or arise from Radiant’s own negligence or reckless or willful misconduct, nor from any such claims that Radiant has or should have knowledge of at the time this Agreement is executed. Radiant acknowledges that it is not aware of any such claims having been asserted, or made or otherwise existing as of the date this Agreement is being executed. Allendale shall name Radiant as an additional named insured on its products liability policy covering the sale of Allendale products. Allendale acknowledges that, in reliance on this representation by Allendale, Radiant is discontinuing all products liability insurance coverage pertaining to the sale of Allendale products.

B.	Parties’ Mutual Release of Claims

In consideration of the above, the Parties hereby FULLY, COMPLETELY AND FOREVER RELEASE AND DISCHARGE each other and each of their past, present and future parents, affiliates, subsidiaries, divisions, partners, shareholders, officers, directors, employees, representatives, agents, servants, attorneys, and the predecessors, heirs, executors, administrators, trustees, successors and assigns of each of them, of and from any and all past, present and future claims, actions, causes of action, suits, debts, dues, sums of money, attorneys’ fees, accounts, reckonings, bonds, bills, specialties, covenants, contracts, appraisal rights, controversies, judgments, extends, executions, liabilities, demands or obligations of any kind whatsoever, whether in law or equity, which they ever had, now have or hereafter can, shall or may have against each other and each of their past, present and future parents, affiliates, subsidiaries, divisions, partners, shareholders, officers, directors, employees, representatives, agents, servants, attorneys, and the predecessors, heirs, executors, administrators, trustees, successors and assigns of each of them, for, upon or by reason of any matter, cause or thing whatsoever, whether now known or unknown, fixed or unliquidated, conditional or contingent, which currently exists or subsequently accrues with respect to any and all claims including, but not limited to, those claims relating to or arising out of the Distribution Agreement, the Loan and Credit Agreement and the Stock Purchase Agreement as well as all other claims that were brought or could have been brought in the Lawsuit.

C.	Dismissal With Prejudice

For and in consideration of the promises and consideration described in this Agreement, and as a material inducement to the Parties to enter into this Agreement, the Parties willingly and knowingly agree to execute and file with the Court a Stipulation of Dismissal with Prejudice as to any and all claims raised in the Lawsuit.

D.	No Admission of Liability

1. The purpose of this Agreement is to resolve fully, completely and finally all past, present and future matters, controversies, claims, and disputes between and among the Parties.

2. This Agreement is the result of a compromised settlement of disputed claims and defenses and is not and shall not be construed as an admission or concession of responsibility, liability or any wrongdoing on the part of any Party. To the contrary, the Parties expressly deny any and all allegations and claims asserted against each other in the Lawsuit.

3. The Parties specifically disclaim violating any law or committing any unlawful action against each other, and expressly deny any liability, responsibility or obligation to each other with regard to the allegations and claims raised and asserted in the Lawsuit.

E.	Confidentiality

1. The terms of this Agreement, the fact that this Agreement has been entered into, and all negotiations leading up to the execution of the Agreement, shall be deemed CONFIDENTIAL and shall not be further disclosed to any person or entity except as required by applicable law, rule or regulation (including, without limitation, the requirements under any federal or state securities laws, rules or regulations (or any judicial or regulatory interpretations thereof) applicable to Synova that may require disclosure of the terms of this Agreement or the fact that this Agreement has been entered into), or with the written consent of the Parties hereto following the execution of this Agreement; provided, however, that nothing in this Agreement shall prevent any Party hereto from disclosing the existence or terms of this Agreement in the course of the Parties’ normal business affairs, as regarding communications with their accountants, advisors, insurance companies, attorneys, and all regulatory agencies/bodies having a bona fide need to know such information, or in any judicial proceeding to enforce or construe this Agreement.

2. From and after the date of this Agreement, neither Party shall make any public disparaging statements concerning the officers, directors, employees, attorneys, agents, or of the business or operations, of the other Party. This non-disparagement provision shall not in any way prevent the parties from disclosing any information to their attorneys, in response to a lawful subpoena or court order requiring disclosure of information, or in connection with any litigation involving either Party.

F.	Assignment

The Parties hereto represent and warrant that they have not assigned nor otherwise transferred or assigned any claims or rights they may have arising out of or relating in any way to the claims in the Lawsuit, the Distribution Agreement, the Loan and Credit Agreement, and/or the Stock Purchase Agreement.

G.	Further Assurances

Radiant agrees that it will (1) promptly execute and deliver to Synova all further documents, agreements and instruments, (2) deliver in writing customary representations and warranties, and (3) provide Synova with such other documents or information, reasonably requested by Synova or Allendale (whether in connection with or following the execution of this Agreement).

H.	Representations and Warranties

1. The Parties hereto represent and warrant to each other that the execution and delivery of this Agreement have been done freely and voluntarily and, to the extent necessary, have been duly and validly authorized and approved as need be, and that no further action is necessary to make this Agreement valid and binding on each of the Parties hereto.

2. The Parties hereto further represent and warrant to each other that:

a. Each Party has participated in the drafting of this Agreement after consulting with counsel;

b. This Agreement was reviewed and approved by counsel for all Parties and that no Party shall maintain that the language of the Agreement should be construed against any other Party by virtue of that Party’s putative role as drafter;

c. No representations, warranties or promises have been made or relied upon by any of the Parties other than as expressly set forth herein;

d. They have read this Agreement;

e. They have not been coerced into signing this Agreement;

f. They have the full and express authority to execute it on behalf of each Party on whose behalf they have signed; and

g. They understand its contents and are executing it freely and voluntarily with an intent to bind their respective Parties to its terms.

I.	Entire Agreement

1. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior written or oral agreements, understandings, and negotiations.

2. This Agreement may be modified only by a written amendment signed by the Parties, and no waiver of any provision of this Agreement or the breach thereof shall be effective unless expressed in a writing signed by the waiving Party. The waiver by any Party hereto of any of the provisions of this Agreement or the breach thereof shall not operate or be construed as a waiver of any subsequent or other breach.

J.	Governing Law

This Agreement shall be interpreted, enforced, and governed under the laws of New Jersey.

K.	Severability

If any provision of this Agreement is declared or determined by any court to be illegal or invalid, that part shall be excluded from the Agreement, but the validity of the remaining parts, terms, or provisions shall not be affected.

L.	Headings

Headings contained herein are for purposes of organization only, and shall not constitute a part of this Agreement.

[signatures appear on following page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on their behalf by the signatures of their duly authorized representatives below.

ALLENDALE PHAMACUETICALS, INC.		RADIANT TECHNOLOGIES, INC.

BY:	/s/ Robert L. Edwards	BY:	/s/ Mitch Gray
Dated:	May 31, 2007	Dated:	May 31, 2007

TODAY’S WOMENCARE COMPANY		PATHFINDER MANAGEMENT, INC.

BY:	/s/ Robert L. Edwards	BY:	/s/ Mitch Gray
Dated:	May 31, 2007	Dated:	May 31, 2007

SYNOVA HEALTHCARE GROUP, INC.

BY:	/s/ Robert L. Edwards
Dated:	May 31, 2007